INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement on Form S-1 of our report dated February 6, 1997 relating to the TIAA Real Estate Account, our report dated April 12, 1996 relating to The Millbrook Collection and The Lynnwood Collection Retail Centers, and our report dated April 29, 1997, relating to Arapahoe Park East, Westcreek Apartments, Parkview Plaza, Fairgate at Ballston, Two Newton Place, and Longview Executive Park, appearing in the Prospectus, which is a part of this Registration Statement and of our report dated February 6, 1997 relating to the financial statement schedule, Schedule III--Real Estate Owned, appearing elsewhere in this Registration Statement.

We also consent to the incorporation by reference into this Registration Statement of our report dated March 11, 1997 relating to Teachers Insurance and Annuity Association of America ("TIAA"). Such report expresses our opinion that the financial statements present fairly the financial position, results of operations, changes in contingency reserves and cash flows of TIAA in conformity with statutory accounting practices, a comprehensive basis of accounting described in Note 2 of those financial statements, and not in conformity with generally accepted accounting principles.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York

April 29, 1997